UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Form 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): October 09, 2018

Pain Therapeutics, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-29959	91-1911336
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7801 N Capital of Texas Highway, Suite 260, Austin, TX 78731

(Address of Principal Executive Offices) (Zip Code)

512-501-2444
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 11, 2018, Pain Therapeutics, Inc. (the “Company”) announced the appointment of Eric Schoen as its Chief Financial Officer, effective as of or before November 7, 2018. Prior to joining the Company, Mr. Schoen, age 50, served in numerous financial leadership roles.  Mr. Schoen joins the Company from his present role as Interim Chief Financial Officer of Austin Pain Acquisition, LLC, a holding company which owns an ambulatory surgery center and manages numerous pain management practices. From 2011 to 2017, he served as Vice President, Senior Vice President, Finance and Chief Accounting Officer of Vermillion, Inc. (NASDAQ: VRML), a bioanalytical-based women’s health company focused on gynecologic disease. From 2010 to 2011, he served as Corporate Controller for Vermillion, Inc.  Mr. Schoen served as Revenue Controller for Borland Software from 2007 to 2010. Mr. Schoen also began his career and spent nine years with PricewaterhouseCoopers, most recently as a Manager in the audit and assurance, transaction services and global capital markets practices. Mr. Schoen received his Bachelor of Science in Finance from Santa Clara University.

There are no family relationships, as defined in Item 401 of Regulation S-K, between Mr. Schoen and any of the Company’s directors or executive officers, and there is no arrangement or understanding between Mr. Schoen and any other person pursuant to which he was appointed as an officer of the Company.  Mr. Schoen does not have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

Pursuant to the terms of an employment agreement, executed on October 9, 2018 (the “Employment Agreement”), between the Company and Mr. Schoen, the Company will pay Mr. Schoen an annual base salary of $250,000 beginning on his first date of employment (the “Effective Date”). The Employment Agreement provides that on the Effective Date, the Company will grant Mr. Schoen options to purchase 50,000 shares of Company common stock with a per share exercise price equal to the closing price per share of Company common stock on the date of grant. The stock options vest monthly and equally over 48 months from the grant date, subject to Mr. Schoen’s continued employment with the Company. If Mr. Schoen is terminated without cause or is subject to a “constructive dismissal” at any time following the date that is six (6) months following the Effective Date, he will be entitled to (i) continued payment of his base salary as then in effect for a period of three (3) months following the date of termination and (ii) he will be entitled to continued employment benefits through COBRA premiums paid by the Company, until the earlier of three (3) months after termination or the time that he obtains employment with another entity.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

A copy of the Company’s press release announcing the appointment of Mr. Schoen as the Company’s Chief Financial Officer is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibit No.	Description.
	10.1	Employment Agreement, executed on October 9, 2018, by and between Pain Therapeutics, Inc. and Eric Schoen
	99.1	Press Release issued by Pain Therapeutics, Inc. on October 11, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pain Therapeutics, Inc.

Date: October 11, 2018	By:	/s/ Remi Barbier
Remi Barbier
Chairman of the Board of Directors, President and Chief Executive Officer